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                      April 19, 2024

       Naeem E. Kola
       Group Chief Financial Officer
       Lesaka Technologies, Inc.
       President Place, 4th Floor
       Cnr. Jan Smuts Avenue and Bolton Road
       Rosebank, Johannesburg 2196, South Africa

                                                        Re: Lesaka
Technologies, Inc.
                                                            Form 10-K for the
Fiscal Year Ended June 30, 2023
                                                            File No. 000-31203

       Dear Naeem E. Kola:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Finance